Exhibit 10.2
Execution Version

Keane Group, Inc.
Issuance of Common Stock
July 3, 2017
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
and

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036

As Representatives of the several Underwriters,
and
Keane Group, Inc.
2121 Sage Road, Suite 370
Houston, Texas 77056

Ladies and Gentlemen:
This letter is being delivered to you pursuant to (i) a Purchase Agreement, dated as of May 18, 2017, by and among Keane Group, Inc., a Delaware corporation (the “Company”), the undersigned, RockPile Management Newco, LLC, a Delaware limited liability company, RockPile Energy Services, LLC, a Colorado limited liability company (“RockPile”) and its subsidiaries (the “Purchase Agreement”) and (ii) Section 5(g) of that certain Underwriting Agreement, dated January 19, 2017 (the “Underwriting Agreement”), by and among the Company, the Selling Shareholder, Keane Group Holdings, LLC, a Delaware limited liability company, and Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC as representatives (the “Representatives”) of the several Underwriters named therein, relating to an underwritten public offering of Common Stock, $0.01 par value (the “Common Stock”), of the Company (the “Offering”). Unless otherwise indicated, capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Underwriting Agreement and the Purchase Agreement, as applicable.
In connection with the consummation of the Company’s purchase of 100% of the outstanding equity interests in RockPile, pursuant to the Purchase Agreement, the Company issued [●] shares of Common Stock to the undersigned. The undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, (i) for a period from the date hereof until July 18, 2017 without the prior written consent of each of the Company and the Representatives and (ii) for a period from the date hereof until January 3, 2018 without the prior written consent of the Company; provided that the written consent of the Company shall not be required if the Company has consummated, or is concurrently consummating, (x) a Company Public Sale (as such term is defined in the Amended and Restated Stockholders’ Agreement, July 3, 2017, by and among the Company and the holders of the Company’s Common Stock party thereto) in which Keane Investor Holdings LLC has requested to include shares of its Common Stock or (y) a secondary underwritten public offering of Common Stock of the Company for the account of Keane Investor Holdings LLC, a Delaware limited liability company (such period, the “RockPile Lockup Period”).

Yours very truly,

[●]

Authorized Signatory
Address:

ACKNOWLEDGED:
KEANE GROUP, INC.

By: